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                                                                   Exhibit 12.A9

INSTRUCTION SHEET
-----------------

Shareholders who hold their own stock certificate(s) and wish to tender shares must:

o Completely fill out the Letter of Transmittal (blue document). If you want to tender your shares at more than one price, then you must complete a separate Letter of Transmittal for each price. You cannot, however, tender the same stock at different prices. Please make additional copies of the Letter of Transmittal if you need them.

o FOR THE TENDER TO BE VALID, A PRICE BOX OR THE BOX INDICATING THAT THE SHARES ARE BEING TENDERED AT THE PURCHASE PRICE DETERMINED BY THE COMPANY MUST BE CHECKED ON THE LETTER OF TRANSMITTAL (blue document).
     ----

o Send stock certificate(s) along with Letter of Transmittal to Registrar and Transfer Company (the "Depositary") at the address on the back cover of the Offer to Purchase (white booklet) and NOT to Citizens First Financial Corp.

o Odd Lot Holders (holders of fewer than 100 shares) must complete the box captioned "Odd Lots" on the Letter of Transmittal (blue document).

o If a shareholder wishes to tender shares but will not have access to the stock certificate(s) by the Expiration Date, the tender can still be made by completely filling out the Letter of Transmittal (blue document), and the Notice of Guaranteed Delivery (gray document).

o Complete the Substitute Form W-9 on the Letter of Transmittal (blue document) to prevent the withholding of 31% of your gross payments.

o Signatures need not be guaranteed if being signed by the registered holder(s) of the shares.

Shareholders who do not hold their stock certificate(s) (held by broker) and wish to tender shares must:

o Contact your broker to coordinate the completion of the appropriate documents.

INSTRUCTIONS FOR BROKERS:

o Completely fill out the Letter of Transmittal (blue document). If you want to tender your shares at more than one price, then you must complete a separate Letter of Transmittal for each price. Please make additional copies of the Letter of Transmittal if you need them.

o FOR THE TENDER TO BE VALID, A PRICE BOX OR THE BOX INDICATING THAT THE SHARES ARE BEING TENDERED AT THE PURCHASE PRICE DETERMINED BY THE COMPANY MUST BE CHECKED ON THE LETTER OF TRANSMITTAL (blue document).
     ----

o Contact your broker and have the broker deliver your Shares pursuant to the procedures for book-entry transfer as described in Section 3 of the Offer to Purchase, along with the Letter of Transmittal to the Depositary at the address on the back cover of the Offer to Purchase (white booklet) and NOT to Citizens First Financial Corp.

o If a shareholder wishes to tender shares but will not have access to the stock certificate(s) by the Expiration Date, the tender can still be made by completely filling out the Letter of Transmittal (blue document), and the Notice of Guaranteed Delivery (gray document).

o Complete the Substitute Form W-9 on the Letter of Transmittal (blue document) to prevent the withholding of 31% of your gross payments.

o Signatures need not be guaranteed if being signed by the registered holder(s) of the shares.

FOR MORE INFORMATION, A HELPFUL QUESTIONS & ANSWERS BROCHURE IS INCLUDED IN THIS MATERIAL. IF YOU STILL HAVE QUESTIONS REGARDING THIS TENDER OFFER, INCLUDING HOW TO COMPLETE THE NECESSARY FORMS, PLEASE CALL TOLL FREE AT (800) 635-6860.